UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 2, 2010

Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

New Bank of America Credit Facility.  On August 2, 2010 Summer Infant, Inc. (the “Company”) entered into a new amended and restated secured credit agreement (the “Loan Agreement”) with Bank of America, N.A., as Administrative Agent, and each of the financial institutions a signatory to the Loan Agreement.  The Loan Agreement provides for a $60,000,000 revolving credit facility; the Loan Agreement provides for a one-time right exercisable after March 31, 2011 to request an increase in the aggregate commitments by an amount not exceeding $10,000,000.  The new credit facility matures on June 30, 2012.

The Company and its subsidiaries, Summer Infant (USA), Inc. and Kiddopotamus & Company are the borrowers under this Loan Agreement.  This new credit facility is secured by all assets of the borrowers.  This new credit facility consolidates and increases the existing line of credit and will be used principally to fund growth opportunities and for working capital purposes.

Certain of the financial institutions party to the Loan Agreement have performed in the past, and may perform in the future, banking, investment banking and/or advisory services for the Company and its affiliates from time to time for which it has received customary fees and expenses.

The Company’s ability to borrow under the Loan Agreement is subject to its ongoing compliance with a number of financial and other covenants, including the following: (i) that the Company and its subsidiaries maintain and earn on a consolidated basis as of the last day of each fiscal quarter EBITDA (net income before interest, taxes, depreciation and amortization, minus all non-cash items increasing net income) not less than $15,000,000 in each of September 30, 2010, December 31, 2010, March 31, 2011 and June 30, 2011, $16,000,000 in each of September 30, 2011 and December 31, 2011, and $17,000,000 in each of March 31, 2012 and June 30, 2012, (ii) that the Company and its subsidiaries maintain a ratio of total funded debt to EBITDA of not greater than 3.25:1.00, and (iii) that the Company and its subsidiaries maintain a ratio of operating cash flow to debt service of not less than 1.50:1.00.

This new credit facility bears interest at a floating rate based on the highest for any day of (a) the Federal Funds Rate as published by the Federal Reserve Bank of New York plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar rate plus 2.00%.  As of August 2, 2010, the rate on this credit facility was 3.25%.

The Loan Agreement also contains customary events of default, including a cross default provision and a change of control provision.  In the event of a default, all of the obligations of the Company and its subsidiaries under the Loan Agreement may be declared immediately due and payable.  For certain events of default relating to insolvency and receivership, all outstanding obligations become due and payable.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described in Item 1.01, on August 2, 2010, the Company and its subsidiaries Summer Infant (USA), Inc. and Kiddopotamus & Company entered into a new amended and restated secured credit agreement (the “Loan Agreement”) with Bank of America, N.A., as Administrative Agent, and each of the financial institutions a signatory to the Loan Agreement.  The Loan Agreement provides for a $60,000,000 revolving credit facility; the Loan Agreement provides for a one-time right exercisable after March 31, 2011 to request an increase in the aggregate commitments by an amount not exceeding $10,000,000. See Item 1.01 for a detailed description of the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: August 5, 2010	By:	/s/ Joseph Driscoll
Joseph Driscoll
Chief Financial Officer